Exhibit 4.4

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of September 27, 2024, by and between Amentum Holdings, Inc., a Delaware corporation (“SpinCo”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S E T H

WHEREAS, Amentum Escrow Corporation (the “Prior Issuer”) and U.S. Bank Trust Company, National Association (the “Trustee”) have heretofore executed and delivered an indenture, dated as of August 13, 2024 (as may be amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 7.250% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances, SpinCo may execute and deliver to the Trustee a supplemental indenture pursuant to which SpinCo shall become the Issuer of the Notes; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)          Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned such terms in the Indenture.

(2)          Assumption by SpinCo and Release of Notes Guarantees.  SpinCo hereby  expressly assumes all of the Prior Issuer’s rights and obligations under, and hereby succeeds to and is substitute for the Prior Issuer under, the Indenture and the Notes.

(3)          Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4)          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes.

(5)          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(6)          Ratification Of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(7)          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by SpinCo.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written (in the case of Amentum Holdings, Inc., immediately after the effective time of the Merger on such date).

AMENTUM HOLDINGS, INC.

By:	/s/ Travis Johnson
	Name:	Travis Johnson
	Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]